COACHMEN INDUSTRIES EXPANDS MODULAR SECTOR; BOARD DECLARES DIVIDEND; CFO CHANGE

ELKHART, Ind., Feb. 14 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news), a leading full line manufacturer of recreational vehicles and the nation's largest producer of modular homes, has completed its acquisition of all the outstanding shares of KanBuild, Inc. The purchase officially adds KanBuild, Inc., based in Osage City, Kansas, to Coachmen's expanding modular housing and building segment.

KanBuild is an established modular home producer with revenues in 2000 of $30 million and pretax earnings of $1.8 million. It will become part of Coachmen's highly respected All American Homes housing group and represents a strategic westward expansion of its distribution. KanBuild has plants in Osage City, Kansas and Loveland, Colorado. Currently operating with a favorable backlog of orders, a new, larger plant is presently under construction in Millikin, Colorado and is expected to be completed and in production during March 2001, adding capacity and a 'best in class' production facility.

"We're delighted to welcome KanBuild, a company with excellent management, products, builder organization and growth potential, to the Coachmen family. This latest modular acquisition is another major step within our strategic plan to expand this core business segment," noted Claire C. Skinner, Chairman, CEO and President of Coachmen. "With plants in both Kansas and Colorado, KanBuild will allow Coachmen to aggressively extend the reach of our modular housing and building segment." Coachmen's strategy to balance its recreational vehicle and modular segments with internal and external growth has been significantly advanced during the last year with the acquisition of Mod-U-Kraf Homes, Inc. and Miller Building Systems, Inc. Mod-U-Kraf, a manufacturer of modular single and multi-family homes and other special modular structures, is located in Rocky Mount, Virginia. Miller Building Systems, Inc. is headquartered in Elkhart, Indiana and has manufacturing locations in Indiana, New York, Pennsylvania, South Dakota and Vermont. Miller Building Systems designs and manufactures factory-built modular structures for use as commercial modular buildings and telecommunications shelters.


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These recent acquisitions, with the addition of KanBuild, represented annual net sales of approximately $123 million during the most recent fiscal years prior to acquisition.

"The combining of these two great companies heralds a new age of quality and market dominance in the modular housing industry," said John Samples, KanBuild President. "We look forward to expanding the Coachmen's modular reach with new products, new markets and a new state of the art manufacturing facility."

In other news, during its regular meeting this month, Coachmen's Board of Directors approved a five cents per share dividend to shareholders of record as of February 22, 2001. This is the 74th consecutive quarter that Coachmen Industries has paid dividends.

Coachmen also announced that its Chief Financial Officer, James E. Jack, has left the Company to pursue other opportunities. "We would like to wish Jim the best of success in his new endeavors," said Chairman Skinner. Coachmen's Executive Vice President, General Counsel & Secretary, Rick Lavers, has assumed the role of interim CFO, while a search is conducted for a permanent replacement. At the same time, Tom Martini, formerly CFO of recently acquired Miller Building Systems, Inc., also a publicly held company before being acquired by Coachmen, has been promoted to the position of Coachmen's Vice President for Financial Affairs. Ms. Skinner concludes, "We believe that these moves are positive for all concerned and we look forward to new and expanded opportunities that are frequently the result of staff reorganization."

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading full-line manufacturers of recreational vehicles. The company is also a leader in modular housing and building. Coachmen is one of the industry's best-known brand names of RVs and All American Homes, one of the company's modular housing and building subsidiaries, is America's leading producer of modular homes. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the company's SEC filings.